Exhibit 99.1

Peraso Provides Update on Strategic Review Process and Agrees to Limited Exploratory Call with Mobix Labs

SAN JOSE, CA / September 8, 2025 / Peraso Inc. (NASDAQ:PRSO) (“Peraso” or the “Company”), a pioneer in mmWave wireless technology solutions, today confirmed that it has received two further letters from Mobix Labs, Inc. (“Mobix Labs”) in connection with Mobix Labs’ unsolicited offer to acquire the Company.

Mobix Labs’ letter dated September 4, 2025 included a revised acquisition proposal involving a combination of cash and stock consideration in an undetermined amount. The September 4 letter reiterated Mobix Labs’ refusal to enter into a confidentiality agreement or receive material non-public information (“MNPI”), and requested a response by September 8, 2025.

Mobix Labs’ follow-up letter, dated September 5, 2025, stated that while Mobix Labs continues to oppose any standstill restrictions, it would be willing to consider a limited confidentiality arrangement to permit Peraso to share non-public information deemed reasonably necessary, provided that such arrangement does not include a standstill and does not indefinitely constrain Mobix Labs.

After careful consideration, in consultation with its legal and financial advisors, the Board of Directors of Peraso (the “Board”) has authorized a limited exploratory call with Mobix Labs. The Company has requested that any such discussion take place without Peraso sharing any MNPI and outside the bounds of a confidentiality agreement. The purpose of the call, if Mobix Labs agrees to proceed on those terms or on other mutually acceptable terms, would be to allow the Company to better understand Mobix Labs’ revised proposal and intentions.

The Company is aware of recent public statements by Mobix Labs regarding the Board’s responsiveness to its unsolicited proposal. The Board has remained open to engaging with all interested parties, including Mobix Labs, through a fair and disciplined process consistent with its fiduciary duties. The Company extended to Mobix Labs the same opportunity provided to other parties to participate under a customary mutual confidentiality agreement.

The Company continues to conduct a disciplined strategic review process focused on maximizing value for all stockholders. Multiple other parties have entered into customary mutual confidentiality agreements, including standard standstill provisions, and are actively participating in the process.

While Peraso remains open to evaluating any proposal that may enhance stockholder value, the Company will continue to pursue its review in a manner that is fair, consistent, and aligned with its fiduciary obligations.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high-performance 60 GHz unlicensed and 5G mmWave wireless technology, offering chipsets, modules, software, and IP. Peraso supports a variety of applications, including fixed wireless access, military, immersive video, and factory automation. For additional information, please visit www.perasoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward-looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “strategy,” “goal,” or “planned,” “seeks,” “may,” “might”, “will,” “expects,” “intends,” “believes,” “could,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. There can be no assurance that the Company will secure any strategic transaction or enter into negotiations with respect thereto.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to: risks related to the Company’s efforts to secure a strategic transaction, or obtain financing or pursue capital arrangements to support operations; risks associated with delays or deferrals of expenditures in order to conserve cash; risks related to the Company’s business as a result of the time necessary to review and explore strategic proposals, including the potential loss of customers, loss of revenue and other negative impacts from the time management must devote to these discussions; risks related to the loss of personnel; general acquisition-related risks, including costs and cash expenditures associated with exploring and executing a potential transaction; the Company’s continued compliance with the continued listing requirements and standards of the Nasdaq Stock Market; timing, receipt and fulfillment of customer orders associated with the Company’s mmWave products and solutions; anticipated use of mmWave by customers and intended users of the Company’s products; the availability and performance of Peraso’s products and solutions; the successful integration of Peraso’s products and technology with customer and third-party semiconductor, antenna and system solutions; reliance on manufacturing partners to assist successfully with the fabrication of the Company’s ICs and antenna modules; availability of quantities of ICs supplied by manufacturing partners at a competitive cost; level of intellectual property protection provided by the Company’s patents; vigor and growth of markets served by the Company’s customers and its operations; and other risks included in the Company’s SEC filings. Peraso undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Peraso and the Peraso logo are registered trademarks of Peraso Inc. in the U.S. and/or other countries.

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Company Contact:

Jim Sullivan, CFO

Peraso Inc.

P: 408-418-7500

E: jsullivan@perasoinc.com

SOURCE: Peraso Inc.